UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6 )

                   INVESTORS HERITAGE LIFE INSURANCE COMPANY
                               (Name of Insurer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  461560 10 4
                                 (CUSIP Number)

Check the following if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1)  Name of Reporting Person: TAP & CO.
    SS or IRS Identification No.:  61-0733149

2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    a) X
    b)

3)  SEC USE ONLY:

4)  Citizenship or Place of Organization:  KENTUCKY

Number of Shares  5) Sole Voting Power:
Beneficially Owned
By Each Reporting
Person With      6) Shared Voting Power:  72,693
                These shares are held for the benefit of employees who participate in the Employee Stock Ownership Plan and the 401(k) Savings Plan. The Administrative Committee of these plans directs the voting of these shares.

                 7)  Sole Dispositive Power:

                 8)  Shared Dispositive Power:  72,693
                The Trustee has the power to dispose of these shares by making distributions to beneficiaries in accordance with the plans.

9) Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 72,693

10) Check if the Aggregate Amount in Row (9) Excludes Certain   Shares (See
Instructions)

11) Percent of Class Represented by Amount in Row (9):  8%

12) Type of Reporting Person (See Instructions):  EP

Item 1.

(a)     Name of Issuer:  Investors Heritage Life Insurance Company

(b) Address of Issuer's Principal Executive Offices: 200 Capital Avenue, Frankfort, Kentucky 40601
Item 2.

(a)     Name of Person Filing:  TAP & CO.

(b)     Address of Principal Business Office or, if none, Residence: Farmers
        Bank Plaza, Main Street, Frankfort, Kentucky   40601

(c)     Citizenship:  Kentucky

(d)     Title of Class of Securities:  Common Stock $1 Par Value

(e)     CUSIP Number:  461560 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)_____Broker or Dealer registered under Section 15 of the Act

(b)_____Bank as defined in section 3(a)(6) of the Act

(c)_____Insurance Company as defined in section 3(a)(19) of the Act

(d)_____Investment Company registered under section 8 of the Investment Company Act

(e)_____Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) X Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)

(g)_____Parent Holding Company, in accordance with section 240.13d1(b)(ii)(G) (Note: See Item 7)

(h)____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

(a)  Amount Beneficially Owned:  72,693

(b)  Percent of Class:  8%

(c)  Number of Shares as to Which Such Person Has

    (i)  sole power to vote or to direct the vote:  N/A

    (ii) shared power to vote or to direct the vote:  72,693

    (iii) sole power to dispose or to direct the disposition of:  N/A

    (iv) shared power to dispose or to direct the disposition of:  72,693

Item 5.  Ownership of Five Percent or Less of a Class
   N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person TAP & CO., Trustee for Employee Benefit Plan. Receives the dividends and Benefit Plan Committee directs the Trustee how to vote.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
   N/A

Item 8. Identification and Classification of members of the Group (See Exhibit A Attached Hereto.)

Item 9.  Notice of Dissolution of Group
   N/A

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/                                                    January 29, 1998
TAP & CO.                                                   Date
BY: Rickey D. Harp


1)  Name of Reporting Person: KENTUCKY INVESTORS, INC.
    SS or IRS Identification No.:  61-6030333

2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    a)   X
    b)

3)  SEC USE ONLY:

4)  Citizenship or Place of Organization:  KENTUCKY

Number of Shares          5)  Sole Voting Power:   663,202
Beneficially Owned
By Each Reporting
Person With               6)  Shared Voting Power:

                          7)  Sole Dispositive Power: 663,202

                          8)  Shared Dispositive Power:

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    (See Instructions):  663,202

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11) Percent of Class Represented by Amount in Row (9):  73.23%

12) Type of Reporting Person (See Instructions):  HC

Item 1.

(a)  Name of Issuer:  Investors Heritage Life Insurance Company

(b) Address of Issuer's Principal Executive Offices: 200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.

(a)  Name of Person Filing:  KENTUCKY INVESTORS, INC.

(b)  Address of Principal Business Office or, if none, Residence: 200 Capital
     Avenue, Frankfort, Kentucky   40601

(c)  Citizenship:  Kentucky

(d)  Title of Class of Securities:  Common Stock $1 Par Value

(e)  CUSIP Number:  461560 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

(a)_____Broker or Dealer registered under Section 15 of the Act

(b)_____Bank as defined in section 3(a)(6) of the Act

(c)_____Insurance Company as defined in section 3(a)(19) of the act

(d)_____Investment Company registered under section 8 of the Investment Company Act

(e)_____Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)_____Employee Benefit Plan, Pension Fund which is subject to the  provisions
        of the Employee Retirement Income Security Act of 1974 or   Endowment
        fund; see section 240.13d-1(b)(ii)(F)

(g)_____Parent Holding Company, in accordance with section 240.13d 1(b)(ii)(G)(Note: See Item 7)

(h)_____Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

(a)  Amount Beneficially Owned:  663,202

(b)  Percent of Class:  73.23%

(c)  Number of Shares as to Which Such Person Has

    (i)  sole power to vote or to direct the vote:  663,202

    (ii) shared power to vote or to direct the vote:  N/A

    (iii) sole power to dispose or to direct the disposition of:  663,202

    (iv) shared power to dispose or to direct the disposition of:  N/A

Item 5.  Ownership of Five Percent or Less of a Class
   N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
   N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
   N/A

Item 8. Identification and Classification of members of the Group (See Exhibit A Attached Hereto.)

Item 9.  Notice of Dissolution of Group
   N/A

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       January 29, 1998
 BY: /s/                                                        Date
     Harry Lee Waterfield II
     Chairman of the Board, President



1)  Name of Reporting Person:    HARRY LEE WATERFIELD II
    SS or IRS Identification No.:    ###-##-####

2)  Check the Appropriate Box if a Member of a Group (See Instructions)

    a)   X
    b)

3)  SEC USE ONLY:

4)  Citizenship or Place of Organization:  KENTUCKY

Number of Shares              5)  Sole Voting Power:     1,788
Beneficially Owned
By Each Reporting
Person With                   6)  Shared Voting Power:   8,556

                              7)  Sole Dispositive Power:    1,788

                              8)  Shared Dispositive Power:   673,923

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    (See Instructions):  675,711

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11) Percent of Class Represented by Amount in Row (9):  74.6%

12) Type of Reporting Person (See Instructions):  IN

Item 1.

(a) Name of Issuer:  Investors Heritage Life Insurance Company

(b) Address of Issuer's Principal Executive Offices: 200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.

(a) Name of Person Filing:     HARRY LEE WATERFIELD II

(b) Address of Principal Business Office or, if none, Residence: 200 Capital
    Avenue, Frankfort, Kentucky   40601

(c) Citizenship:  Kentucky

(d) Title of Class of Securities:  Common Stock $1 Par Value

(e) CUSIP Number:  461560 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

(a)_____Broker or Dealer registered under Section 15 of the Act

(b)_____Bank as defined in section 3(a)(6) of the Act

(c)_____Insurance Company as defined in section 3(a)(19) of the act

(d)_____Investment Company registered under section 8 of the Investment Company Act

(e)_____Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)_____Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)

(g)_____Parent Holding Company, in accordance with section
        240.13d1(b)(ii)(G)(Note:  See Item 7)

(h)_____Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4. Ownership

(a) Amount Beneficially Owned:  675,711

(b) Percent of Class:  74.6%

(c) Number of Shares as to Which Such Person Has

    (i)  sole power to vote or to direct the vote:    1,788

    (ii) shared power to vote or to direct the vote:   8,556

    (iii) sole power to dispose or to direct the disposition of:    1,788

    (iv) shared power to dispose or to direct the disposition of:    673,923

Item 5.  Ownership of Five Percent or Less of a Class
    N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
    N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
    N/A

Item 8. Identification and Classification of members of the Group (See Exhibit A Attached Hereto.)

Item 9.  Notice of Dissolution of Group
    N/A

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       January 29, 1998
/s/                                                           Date
Harry Lee Waterfield II

1)  Name of Reporting Person:    HLW CORPORATION
    SS or IRS Identification No.:     61-0593515

2)  Check the Appropriate Box if a Member of a Group (See  Instructions)

    a)   X
    b)

3)  SEC USE ONLY:

4)  Citizenship or Place of Organization:  KENTUCKY

Number of Shares              5)  Sole Voting Power:    642
Beneficially Owned
By Each Reporting
Person With                   6)  Shared Voting Power:  673,281

                              7)  Sole Dispositive Power:   642

                              8)  Shared Dispositive Power:   673,281

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
   (See Instructions):   673,923

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11) Percent of Class Represented by Amount in Row (9):  74.4%

12) Type of Reporting Person (See Instructions):    CO

Item 1.

(a) Name of Issuer:  Investors Heritage Life Insurance Company

(b) Address of Issuer's Principal Executive Offices: 200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.

(a) Name of Person Filing:     HLW CORPORATION

(b) Address of Principal Business Office or, if none, Residence: 200 Capital
    Avenue, Frankfort, Kentucky   40601

(c) Citizenship:  Kentucky

(d) Title of Class of Securities:  Common Stock $1 Par Value

(e) CUSIP Number:  461560 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

(a)_____Broker or Dealer registered under Section 15 of the Act

(b)_____Bank as defined in section 3(a)(6) of the Act

(c)_____Insurance Company as defined in section 3(a)(19) of the act

(d)_____Investment Company registered under section 8 of the Investment Company Act

(e)_____Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)_____Employee Benefit Plan, Pension Fund which is subject to The provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)

(g)_____Parent Holding Company, in accordance with section 240.13d-
        (b)(ii)(G)(Note:  See Item 7)

(h)_____Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

(a)  Amount Beneficially Owned:   673,923

(b)  Percent of Class:   74.4%

(c)  Number of Shares as to Which Such Person Has

    (i)  sole power to vote or to direct the vote:   642

    (ii) shared power to vote or to direct the vote: 673,281

    (iii) sole power to dispose or to direct the disposition of:   642

    (iv) shared power to dispose or to direct the disposition of:   673,281

Item 5.  Ownership of Five Percent or Less of a Class
    N/A

Item 6.  Ownership of More than Five Percent on Behalf of  Another Person
    N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
    N/A

Item 8. Identification and Classification of members of the Group (See Exhibit A Attached Hereto.)

Item 9.  Notice of Dissolution of Group
    N/A

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HLW CORPORATION                                        January 29, 1998
                                                            Date
BY:  /s/
      Harry Lee Waterfield II, Chairman

1)  Name of Reporting Person:    HLW INVESTMENT CORPORATION
    SS or IRS Identification No.:     61-1014584

2)  Check the Appropriate Box if a Member of a Group (See Instructions)

    a)   X
    b)

3)  SEC USE ONLY:

4)  Citizenship or Place of Organization:  KENTUCKY

Number of Shares              5)  Sole Voting Power:   7,900
Beneficially Owned
By Each Reporting
Person With                   6)  Shared Voting Power:   666,023

                              7)  Sole Dispositive Power:   7,900

                              8)  Shared Dispositive Power:   666,023

9)  Aggregate Amount Beneficially Owned by Each Reporting Person (See
    Instructions):   673,923

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11) Percent of Class Represented by Amount in Row (9):   74.4%

12) Type of Reporting Person (See Instructions):   CO

Item 1.

(a) Name of Issuer:  Investors Heritage Life Insurance Company

(b) Address of Issuer's Principal Executive Offices: 200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.

(a) Name of Person Filing:     HLW INVESTMENT CORPORATION

(b) Address of Principal Business Office or, if none, Residence: 200 Capital
    Avenue, Frankfort, Kentucky   40601

(c) Citizenship:  Kentucky

(d) Title of Class of Securities:  Common Stock $1 Par Value

(e) CUSIP Number:  461560 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

(a)_____Broker or Dealer registered under Section 15 of the Act

(b)_____Bank as defined in section 3(a)(6) of the Act

(c)_____Insurance Company as defined in section 3(a)(19) of the act

(d)_____Investment Company registered under section 8 of the Investment Company Act

(e)_____Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)_____Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)

(g)_____Parent Holding Company, in accordance with section 240.13d 1(b)(ii)(G)(Note: See Item 7)

(h)_____Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

(a) Amount Beneficially Owned:   673,923

(b) Percent of Class:   74.4%

(c) Number of Shares as to Which Such Person Has

    (i)  sole power to vote or to direct the vote:   7,900

    (ii) shared power to vote or to direct the vote: 666,023

    (iii) sole power to dispose or to direct the disposition of:   7,900

    (iv) shared power to dispose or to direct the disposition of:   666,023

Item 5.  Ownership of Five Percent or Less of a Class
    N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
    N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
    N/A

Item 8. Identification and Classification of members of the Group (See Exhibit A Attached Hereto.)

Item 9.  Notice of Dissolution of Group
    N/A

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HLW INVESTMENT CORPORATION                             January 29, 1998
                                                            Date
BY: /s/
    Harry Lee Waterfield II, Chairman

1)  Name of Reporting Person: INVESTORS HERITAGE PRINTING, INC.
    SS or IRS Identification No.:    61-1134624

2)  Check the Appropriate Box if a Member of a Group (See Instructions)

    a)   X
    b)

3)  SEC USE ONLY:

4)  Citizenship or Place of Organization:  KENTUCKY

Number of Shares              5)  Sole Voting Power:    2,165
Beneficially Owned
By Each Reporting
Person With                   6)  Shared Voting Power:    671,758

                              7)  Sole Dispositive Power:    2,165

                              8)  Shared Dispositive Power:   671,758

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    (See Instructions):  673,923

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11) Percent of Class Represented by Amount in Row (9):   74.4%

12) Type of Reporting Person (See Instructions):  CO

Item 1.

(a) Name of Issuer:  Investors Heritage Life Insurance Company

(b) Address of Issuer's Principal Executive Offices: 200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.

(a) Name of Person Filing:     INVESTORS HERITAGE PRINTING, INC.

(b) Address of Principal Business Office or, if none, Residence: 200 Capital
    Avenue, Frankfort, Kentucky   40601

(c) Citizenship:  Kentucky

(d) Title of Class of Securities:  Common Stock $1 Par Value

(e) CUSIP Number:  461560 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

(a)_____Broker or Dealer registered under Section 15 of the Act

(b)_____Bank as defined in section 3(a)(6) of the Act

(c)_____Insurance Company as defined in section 3(a)(19) of the act

(d)_____Investment Company registered under section 8 of the Investment Company Act

(e)_____Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)_____Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)

(g)_____Parent Holding Company, in accordance with section
        240.13d1(b)(ii)(G)(Note:  See Item 7)

(h)_____Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

(a)  Amount Beneficially Owned:   673,923

(b)  Percent of Class:    74.4%

(c)  Number of Shares as to Which Such Person Has

    (i)  sole power to vote or to direct the vote:   2,165

    (ii) shared power to vote or to direct the vote: 671,758

    (iii) sole power to dispose or to direct the disposition of:   2,165

    (iv) shared power to dispose or to direct the disposition of:   671,758

Item 5.  Ownership of Five Percent or Less of a Class
    N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
    N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
    N/A

Item 8. Identification and Classification of members of the Group (See Exhibit A Attached Hereto.)

Item 9.  Notice of Dissolution of Group
    N/A

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INVESTORS HERITAGE PRINTING, INC.                      January 29, 1998
                                                            Date
BY: /s/
   Harry Lee Waterfield II, Chairman


EXHIBIT A

Members of the Group:

1.  TAP & CO.
2.  Kentucky Investors, Inc.
3.  Harry Lee Waterfield II
4.  HLW Corporation
5.  HLW Investment Corporation
6.  Investors Heritage Printing, Inc.